Exhibit 99.1

For Immediate Release

Contacts:	Steve Zaniboni	Linda Rawson
	SEQUENOM, Inc.	SEQUENOM, Inc.
	Chief Financial Officer	Corporate Communications Supervisor
	(858) 202-9014	(858) 202-9034
	szaniboni@sequenom.com	lrawson@sequenom.com

SEQUENOM REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS AND ANNOUNCES

CLOSING OF PHARMACEUTICALS BUSINESS UNIT

Company to Focus Resources on Revenue-Generating Product Sales

Opportunities in Genetic Systems Business Unit

San Diego, July 29, 2004 – SEQUENOM, Inc. (Nasdaq: SQNM) today reported financial results for the second quarter ended June 30, 2004 and announced the termination of internal drug discovery efforts along with the closure of the Company’s Pharmaceuticals business unit. Going forward, the Company will concentrate on revenue-generating opportunities from its Genetic Systems business unit in the genetic research and diagnostic services markets. SEQUENOM will continue its outlicensing program to capitalize on the value of its genetic targets for diagnostic and therapeutic product development.

The closing of the Pharmaceuticals business unit during the third quarter will reduce the Company’s costs and expenses and is expected to provide the cash necessary to support the Company’s Genetic Systems business through 2006. By year-end, there will be a staff reduction of approximately 50 employees. The majority of costs related to this restructuring will be recorded in the third quarter of 2004. The resulting anticipated annualized cash flow savings is approximately $10 million.

“SEQUENOM has focused on a small but extremely attractive internal discovery pipeline,” said Toni Schuh, Ph.D., SEQUENOM’s President and Chief Executive Officer. “However, in the current financial environment and with the resources we have available, we can not afford to both conduct internal drug discovery efforts as well as invest in attractive business opportunities in the Genetic Systems business unit where we are currently generating revenue. While we will continue to pursue opportunities to license our genetic targets, our main focus will be building the Genetic Systems business unit and achieving profitability.”

SEQUENOM Reports Second Quarter 2004 Financial Results

“Sales of the MassARRAY™ Compact, our flexible benchtop system, are gaining traction,” said Steve Zaniboni, SEQUENOM’s Chief Financial Officer. “Four of the seven system sales this quarter were Compacts. We have expanded the capabilities of the MassARRAY platform from high-throughput genotyping to include the mid-range throughput segment for virtually all relevant applications in RNA and DNA analysis, enabling SEQUENOM to service the broad needs of the clinical research and diagnostic services market. We expect to redefine standards of data quality in these new application areas.”

SEQUENOM’s total consolidated revenues for the quarter were $6.0 million, compared to $7.7 million for the second quarter of 2003. Total costs and expenses for the quarter decreased to $16.3 million, compared to $17.8 million for the second quarter of 2003.

SEQUENOM’s net loss for the quarter increased to $9.9 million, or $0.25 per share, compared to $9.3 million, or $0.24 per share for the second quarter of 2003. On June 30, 2004, the Company held cash, cash equivalents, short-term investments and restricted cash totaling $50.7 million.

Revenues for the Genetic Systems business unit were $5.8 million for the quarter, compared to $7.3 million for the second quarter of 2003. The operating loss for this unit increased to $4.9 million for the quarter, compared to $3.6 million for the second quarter of 2003, as a result of lower revenues and higher research and development expenses.

Revenues for the Pharmaceuticals business unit were $0.2 million for the quarter, compared to $0.3 million for the second quarter of 2003. The operating loss for this unit decreased to $5.5 million for the quarter, compared to $6.6 million for the second quarter of 2003, as a result of lower operating expenses.

The net loss for the six-month period ending June 30, 2004 increased to $19.8 million, or $0.50 per share, compared to $17.9 million, or $0.45 per share for the same period in 2003.

Company Highlights

•	Increased Presence in Key Markets. SEQUENOM sold seven systems in the academic, biotech and agricultural markets, including installations at Scripps Florida, a division of The Scripps Research Institute, and the Comprehensive Cancer Center at The Ohio State University.

SEQUENOM Reports Second Quarter 2004 Financial Results

•	Detection of Fetal Genetic Mutations in Maternal Plasma. In a recent collaboration with The Chinese University of Hong Kong and Boston University, SEQUENOM announced a novel process to determine genetic mutations in circulating fetal nucleic acids in maternal plasma had been developed. The approach eliminates the significant risk of fetal loss associated with current invasive prenatal testing procedures such as amniocentesis and is potentially applicable to other areas requiring genetic trace analysis such as early cancer detection. The findings were published in the online Early Edition of the Proceedings of the National Academy of Sciences.

•	Expanded Livestock Identity Panel Collaboration with USDA-ARS.SEQUENOM and the Agricultural Research Service (ARS) of the United States Department of Agriculture (USDA) have expanded their current multiyear agreement for the identification and screening of disease susceptibility markers in cattle livestock and favorable breeding traits in future generations. Details of the agreement include the creation of a genetic marker panel for swine identification, the placement of a MassARRAY Compact system and the further development of a beef carcass quality panel assay. This collaboration, along with recent sales to the Animal Research Genome Division of the Society for Technological-Innovation of Agriculture, Forestry and Fisheries (STAFF) Institute in Japan and an undisclosed private company specializing in livestock diagnostic services, strengthens SEQUENOM’s position as a leading provider of genetic analysis technology in the agriculture industry.

•	Gene Expression Agreement with NIH. SEQUENOM announced a three-year Cooperative Research and Development Agreement with the National Human Genome Research Institute (NHGRI) of the National Institutes of Health (NIH) to perform allele-specific gene expression of genes conferring susceptibility to type II diabetes using MassARRAY Quantitate Gene Expression. The new collaboration builds on previous research by the two organizations to analyze DNA for single nucleotide polymorphisms (SNPs) and furthers work performed by the NHGRI for the Finland-United States Investigation of non-insulin dependent diabetes mellitus (NIDDM) FUSION project.

Web Cast of Conference Call

SEQUENOM’s management will hold a conference call today at 12:00 p.m. EDT to discuss the Company’s second quarter financial results. A live web cast is available at http://www.firstcallevents.com/service/ajwz408586297gf12.html and through a link that is posted on the Company’s web site at www.sequenom.com. The web cast will be available online through August 5, 2004. A telephone replay of the conference call also will be available for 48 hours at (800) 642-1687 or (706) 645-9291, reservation # 8738996.

SEQUENOM Reports Second Quarter 2004 Financial Results

About SEQUENOM

SEQUENOM is a genetics company dedicated to the sales and support of the Company’s MassARRAY platform and to the continued expansion of DNA analysis applications for use with this system. The Company has created high-performance DNA analysis technology that efficiently and precisely measures genetic variation. SEQUENOM has used MassARRAY technology and the Company’s extensive collections of DNA samples from diseased and healthy individuals to identify disease-related genes that affect the health of significant portions of the population. Based on its discoveries, the Company develops diagnostic content, as well as outlicenses candidate target genes for diagnostic and therapeutic product development.

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SEQUENOM® and MassARRAY™ are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding future product sales, revenue-generating opportunities in the Genetic Systems business unit, capitalizing on the value of its genetic targets, opportunities to license genetic targets, the anticipated reductions in headcount, costs and expenses and cash flow, the sufficiency of current cash resources, achieving profitability, and the expectation to redefine standards of data quality in new application areas, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with SEQUENOM’s technologies, market acceptance of SEQUENOM’s products, diagnostic and therapeutic product development and commercialization, and other risks detailed from time to time in SEQUENOM’s SEC reports, including SEQUENOM’s Registration Statement on Form S-3, Annual Report on Form 10-K for the year ended December 31, 2003 and most recent Quarterly Report on Form 10-Q. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

SEQUENOM Reports Second Quarter 2004 Financial Results

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Product related	$5,833	$7,372	$10,652	$13,967
Services	78	239	199	822
Research	64	43	257	308

Total revenues	5,975	7,654	11,108	15,097

Costs and expenses:
Cost of product & service revenue	3,536	4,621	6,502	8,587
Research and development expenses	6,117	6,457	12,132	12,339
Selling, general and administrative expenses	5,821	5,848	11,446	11,797
Amortization of acquired intangibles	857	859	1,713	1,718
Amortization of deferred compensation	—	49	—	107

Total costs and expenses	16,331	17,834	31,793	34,548

Operating loss	(10,356)	(10,180)	(20,685)	(19,451)

Net interest income	53	258	157	665
Other income, net	144	255	194	247

Loss before income taxes	(10,159)	(9,667)	(20,334)	(18,539)
Deferred income tax benefit	291	327	581	654

Net loss	$(9,868)	$(9,340)	$(19,753)	$(17,885)

Net loss per share, basic and diluted:	$(0.25)	$(0.24)	$(0.50)	$(0.45)

Weighted average of shares outstanding, basic and diluted	39,644	39,449	39,630	39,440

Consolidated Balance Sheet Information

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$50,664	$67,454
Property, equipment and leasehold improvements, net	8,150	9,838
Other assets, including intangibles	19,847	27,644

Total assets	$78,661	$104,936

Liabilities and Stockholders’ Equity:
Deferred revenue	1,915	2,576
Other liabilities	24,663	30,345
Stockholders’ equity	52,083	72,015

Total liabilities and stockholders’ equity	$78,661	$104,936